BROADCAST 3DTV, INC. COMPLIANCE  CERTIFICATE

This Compliance Certificate (this "Certificate") is given for purposes of supporting the opinion letter to be rendered by White Summers Caffee & James LLP, an Oregon limited liability partnership ("WSC&J''), in connection with the transactions contemplated by that certain Offering Circular on Form 1-A of Broadcast 3DTV, Inc., a California corporation (the "Company") provided as of March 8, 2017 (the "O{fering Circular"), between the Company and the Purchasers, who purchase 6% convertible preferred stock shares (the "Shares"). Any term which is not defined in this Certificate shall have that meaning assigned to it by the Offering Circular.

The undersigned Chairman of the Board of the Company does hereby certify, warrant and represent to WSC&J as follows:

1.

The Company has provided WSC&J with an exact copy of the Offering Circular, including all amendments thereto, each of which have not been rescinded, further amended, modified or revoked and are now in full force and effect as delivered.

2.

The Chairman of the Board and the President have reviewed the Offering  Circular, including all exhibits thereto. The representations made by or on behalf of  the  Company in the Offering Circular are true, accurate and complete.

3.

The Company has. been duly incorporated and organized and is a corporation validly existing under the laws of the state of California and has the requisite corporate power and authority to own or lease its properties and to conduct its business as now conducted.

4.

The Company has the requisite corporate power and authority to execute, deliver and perform the Offering Circular. All corporate action on the part of the Company and its shareholders necessary for the authorization, execution and delivery of the Offering Circular, the performance of all obligations of the Company under the Offering Circular and the authorization, issuance and delivery of the Share has been taken, and the Offering Circular have been duly and validly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

5.

The Shares, when issued, sold and delivered in accordance with the terms of the Offering Circular for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable.

6.

The execution, delivery, performance and compliance by the Company with the terms of the Offering Circular do not violate any provision of the Company's Second Amended and Restated Articles of Incorporation or Bylaws, or any provision of any material applicable federal or state law, rule or regulation or, to the best of my knowledge, any judgment, writ,  decree or order directed specifically to and binding upon the Company and, to the best of my knowledge,  do not conflict  with,  require  any  consent  or  waiver (not already  obtained  by the

1-COMPLIANCE CERTIFICATE

Company) under or constitute a default under the provisions of any  material  agreement to  which the Company is a party or by which it is   bound.

7.

All conse nts, approvals, o rders o r authorizations of, and all quali fica tions, registrations, designations, declaration s or  filings  with,  any  federal  or  state  governmental authority on the part of the Company required in connection with the consumm ation of the transactions contemplated by the Offering Circular (the "Consents") have been obtained, or  will  be effective, as of the C lo s ing, except for post-Clos ing filings required under applica ble federal and state securities laws and regulations, and except  any  Consents  that  the  failure  to  obtain would  not have a material  adverse effect on the Company.

8.

To the best of my knowledge , there is no action, proceeding or in vestigation pending or overtly threatened against the  Company  before  any  court  or  administrative agency that questions the validity of the Offering Circular or might result, e ither indi vid ually or in the aggregate, in any material adverse change in the assets, financial condition, or operations of the Company  that has  not been disclosed  in writing to the Purchasers.

9.

Neit her the Company nor anyone on behalf of the Company  engaged  m  any general so lic itation or advertis ing in connection with the sale of the Shares.

10.

All of the opinions expressed by WSC&J , to the knowledge of the stockholders and the Company, are accurate and complete.

The Chairman of the Board understands that WSC&J is relying upon this Certifica te in issuing the opinion letter to the Purchasers with reference to the transaction represented by the Offering Circular. The Company requests that WSC&J deliver the opinion and acknowledges and understands that by consenting to the delivery of the opinion, that it may be waiving its  attorney/client privilege as to materials and matters relevant to the giving of the opinion.

IN WlTNESS WHEREOF, the undersigned Chairman of the Board has executed this Certificate as of March 8, 2017.

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2-COMPLIANCE  CERTIFICAT E